Exhibit 5.1

November 24, 2025

Electra Battery Materials Corporation
133 Richmond Street W, Suite 602
Toronto, Ontario
MSH 2L3
Canada

Dear Sirs/Mesdames:

Re:	Electra Battery Materials Corporation - Registration Statement on Form F-3 – Resale of Common Shares

We have acted as Canadian counsel to Electra Battery Materials Corporation, a corporation existing under the laws of Canada (the “Company”). We are furnishing this opinion in connection with the registration for resale of up to 108,836,744 common shares of the Company (the “Common Shares”), which includes (i) 55,041,712 Common Shares issuable upon exercise of certain common share purchase warrants of the Company (“October 2025 Warrants”), (ii) 199,000 Common Shares issuable upon exercise of certain common share purchase warrants of the Company (“April 2025 Warrants”) and (iii) 31,735,657 Common Shares issuable upon exercise of certain pre-funded warrants of the Company (“Pre-Funded Warrants”) pursuant to a registration statement on Form F-3 (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission on November 24, 2025. The Common Shares may be resold from time to time as set forth in the Registration Statement, any amendment thereto and the prospectus contained therein (the “Prospectus”).

In so acting, we have examined copies of the: (i) Registration Statement, including the Prospectus contained therein; (ii) warrant indenture dated October 22, 2025 between the Company and TSX Trust Company, as warrant agent, pursuant to which the October 2025 Warrants are issued and outstanding (the “October 2025 Warrant Indenture”); (iii) certificates representing the April 2025 Warrants (the “April 2025 Warrant Certificates”) and (iv) certificates representing the Pre-Funded Warrants (the “Pre-Funded Warrant Certificates”) as well as the following documents (collectively, the “Corporate Documents”): (v) the Company’s Articles of Incorporation and Bylaws and (vi) records of the Company’s corporate proceedings in connection with the Registration Statement, the Prospectus, the October 2025 Warrants, the April 2025 Warrants and the Pre-Funded Warrants. We have also examined copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have also examined a certificate of an officer of the Company, which we have relied upon solely as to matters of fact on such certificate, without independently verifying those facts. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and the Corporate Documents, without independent investigation of the matters provided for therein for the purpose of providing this opinion.

In examining all documents and in providing our opinion, we have assumed:

(a)	all information contained in all documents reviewed by us is true and correct;

(b)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(c)	the authenticity of all documents submitted to us as originals;

(d)	the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(e)	each natural person signing any document reviewed by us had the legal capacity to do so, none of which facts we have independently verified;

(f)	no order, ruling or decision of any court or regulatory or administrative body is in effect at any relevant time that restricts the issuance of the Common Shares; and

(g)	there is no foreign law that would affect the opinion expressed herein.

Our opinion herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein now in effect on the date hereof (the “Applicable Law”), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations expressed herein, we are of the opinion that on the date hereof, (i) 21,860,375 Common Shares are validly issued as fully paid and non-assessable common shares in the capital of the Company and (ii) the 55,041,712 Common Shares underlying the October 2025 Warrants, the 199,000 Common Shares underlying the April 2025 Warrants, and the 31,735,657 Common Shares underlying the Pre-Funded Warrants, when issued and delivered in the manner and for the consideration set forth in, and in accordance with the Warrant Indenture, the April 2025 Warrant Certificates and the Pre-Funded Warrant Certificates, as applicable, and the Corporate Documents, upon payment of the consideration provided therein to the Company, will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

We hereby consent to the use of our name under the heading “Legal Matters” in, and the filing of this opinion as an exhibit to, the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

This opinion is furnished solely in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is expressed as at the date hereof and we disclaim any undertaking or obligation to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in Applicable Law.

Yours truly,

/s/ Cassels Brock & Blackwell LLP

LEGAL*70109926.2